Exhibit 8.1

March 25, 2014

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-190191) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration of shares of class A common stock, par value $0.01 per share, of the Company (the “Common Stock”).

We have examined the Registration Statement as it became effective under the Securities Act and the Company’s prospectus dated July 26, 2013 (the “Base Prospectus”), as supplemented by the prospectus supplement dated March 25, 2014 (together with the Base Prospectus, the “Prospectus”) related to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, which pursuant to Form S-3 incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Current Reports on Form 8-K filed on January 9, 2014, January 14, 2014, March 5,

2014 and March 14, 2014 (Item 1.01 only), the Company’s definitive proxy statement on Schedule 14A filed on April 29, 2013, as amended on June 5, 2013, and the description of the Company’s Common Stock contained in the registration statement on Form 8-A/A filed on May 6, 2013, each as filed under the Securities Exchange Act of 1934, as amended. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the captions “38. What are the U.S. federal income tax consequences of participating in the Plan?” and “Material United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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